07-November-2023
LCI Industries (LCII)
Q3 2023 Earnings Call

CORPORATE PARTICIPANTS

Lillian D. Etzkorn – Chief Financial Officer & Executive Vice President, LCI Industries
Jason Douglas Lippert – President, Chief Executive Officer & Director, LCI Industries
Kip A. Emenhiser – Vice President of Finance and Treasurer, LCI Industries
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OTHER PARTICIPANTS

Kathryn Ingram Thompson – Analyst, Thompson Research Group
Scott L. Stember – Analyst, ROTH MKM
Michael Swartz – Analyst, Truist Securities, Inc.
Fred Wightman – Analyst, Wolfe Research LLC
Daniel Moore – Analyst, CJS Securities, Inc.
Bret Jordan – Analyst, Jefferies LLC
Brandon Rollé – Analyst, D. A. Davidson & Co.

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MANAGEMENT DISCUSSION SECTION

Operator: Hello and welcome to the LCI Industries Q3 2023 Earnings Call. My name is Lauren, and I’ll be coordinating your call today. There’ll be an opportunity for questions at the end of the presentation. [Operator Instructions]

I will now hand you over to your host Lillian Etzkorn to begin. Please go ahead.
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Lillian D. Etzkorn
Chief Financial Officer & Executive Vice President, LCI Industries

Good morning everyone, and welcome to the LCI Industries third quarter 2023 conference call. I’m joined on the call today by Jason Lippert, President and CEO; and Kip Emenhiser, VP of Finance and Treasurer. We will discuss the results for the quarter in just a moment. But first, I would like to inform you that certain statements made in today’s conference call regarding LCI Industries and its operations may be considered forward-looking statements under the security laws and involve a number of risks and uncertainties.

As a result, the company cautions you that there are a number of factors, many of which are beyond the company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors are discussed in our earnings release and in our Form 10-K and other filings with the SEC.

The company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements are made, except as required by law.

With that, I would like to turn the call over to Jason.

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Jason Douglas Lippert
President, Chief Executive Officer & Director, LCI Industries

Thanks, Lillian. And good morning, everyone, and welcome to our third quarter 2023 earnings call. Over the last 20 years, the team has worked very hard to transform Lippert from a manufactured housing, chassis and roofing supplier to a diversified, innovative global supplier of some of the most core and highly engineered RV, marine and aftermarket products offered to OEMs and their consumers.

By 2008, our business had transitioned from 100% manufactured housing to almost 90% RV. We then leveraged our talented team and created a strategy that would take us into Europe building products, transportation, aftermarket and marine over the next decade. Our successful diversification strategy is what has enabled us to experience results this year that would not have been possible had we stayed only in our traditional markets. It is this successful execution of our diversification strategy that has transformed us into a dynamic Fortune 1000 company.

With respect to Q3, we continued to encounter a challenging operating environment that, while pressuring the top line, exhibited the durability of our diversified business. Our aftermarket segment and adjacent industries OEM revenue are outpacing RV OEM, exceeding 55% of revenues for the quarter, a trend we expect to continue as we extend our capabilities into growing our markets outside of RV. Not only did these revenues outpace the RV OEM business, we saw strong results in these businesses for the quarter. When you look at our overall business in 2019, our top line was approximately $2.4 billion in sales, even with the RV business down almost 50% this year we have successfully grown our top line as our current trailing 12 months revenue eclipsed $3.8 billion.

Our aftermarket business has been a particular highlight, delivering nearly 500 basis points in margin expansion for the quarter as we captured demand for repair, replacement service and upgrade revenue opportunities in the RV, automotive and marine aftermarkets. The aftermarket business in general has helped really balance our portfolio, providing some solid countercyclical revenue. We also differentiated ourselves through strategic investments over the years to build high level manufacturing capabilities, enabling us to develop and bring to market solutions and products with complex engineering and manufacturing requirements. We are not a commodity supplier. In fact, many of our processes require specialized teams and equipment capable of handling more sophisticated requirements.

Our global manufacturing footprint that supports these operations and teams, along with the product breadth and manufacturing capabilities, cannot easily be replicated. This, coupled with our longstanding reputation for quality, service and deep-rooted and decades-long relationships with our customers have helped to establish Lippert as a leader in the outdoor recreation space. Operationally, we remain focused on optimizing our cost structure to support our long-term profitability. Our leadership teams continue to implement cost-savings initiatives and continuous improvement projects to drive ongoing efficiencies throughout our business.

Through calendar year 2023 we have already undertaken 17,000 continuous improvement projects across our business platforms. We have flexible capacity in place to adjust production quickly, to match constant changes in demand even with a high level of SKU variability across the RV business, while at the same time providing support to areas of our business that are outside of typical industry cyclicality.

Additionally, we are improving working capital, bringing down inventories by $238 million year-to-date to bolster cash generation. These effective actions will continue to solidify our financial profile and balance sheet, helping to provide a strong foundation needed to manage through near-term challenges while enabling us to capture growth opportunities as conditions improve. Lastly, and most importantly, new business commitments for 2024 across our business total approximately $185 million. We believe these are tremendous organic and market share wins for next year.

Moving to RV OEM, sales decreased 26% during the third quarter of 2023, compared to 2022 due to the decreased wholesale shipments. Although the RV market remains pressured, dealers are telling us that inventories are right-sized, and in many cases lower than where they would typically be at these retail volumes. It is also important to note that OEMs have remained very disciplined with production rates over the last quarters, as retail shipments have outpaced wholesale shipments now for nine straight months. During the quarter, content per towable RV decreased 11% from prior year to $5,192, while content per motorhome RV for the quarter decreased 3% from prior year to $3,705.

I want to emphasize that while RV unit selling prices have declined, we do not anticipate much of an impact from any de-contenting trends. The content declines this quarter can largely be attributed to index-pricing pass-throughs versus elimination of many of our content. Whereas our content increase in past quarters due in part to index price increases, we are now seeing a reverse effect in Q3. Also worth mentioning is that over half of the $185 million commitments for new business for 2024 that I just spoke of earlier is coming from our RV business.

Most of our RV organic growth is either innovative first-to-market product content that customers are excited to get their hands on or content that is completely integral to the vehicles like chassis, awnings, furniture or windows with new features and benefits, neither of which can easily be replaced by going to another supplier. I’ll address our R&D highlights in a bit, but as we continue to drive investment in new product development, we believe we will keep growing organic content well into the future as we have historically.

It is important to note that content per towable RV in late 2019 was right around $3,400 per unit, demonstrating our ability to drive new organic content over the long term to $5,200 per vehicle. There has been some chatter about other players in the space potentially starting to build chassis, including THOR, one of our top customers and partners. I’d like to get out ahead of these false reports. In recent weeks, I’ve had the opportunity to connect directly with the THOR leadership team, including Bob Martin, Todd Woelfer, who has confirmed that they have no plans to build towable chassis in the foreseeable future. Taking it a step further, they’ve reiterated the importance of continuing to strengthen its longstanding 25-plus-year relationship with Lippert. We are confident that demand for our chassis and the rest of our wide range of best-in-class products will keep us positioned as an industry leader, while enabling us to continue to capture new market share.

And lastly, when it comes to competition, we feel our market shares speak for themselves. We are best-in-class competitors and are winning because we have best-in-class value for our customers, and at the end of the day, our customers choose to do a lot of business with us based on that perceived value.

Our aftermarket revenues grew $231 million, up 5% versus the prior year as channel inventories stabilized and we added new market share. Impressively, aftermarket revenues have remained near record levels on a trailing 12-month basis and operating margin grew to 15%, up 470 basis points compared to the third quarter of 2022. Our aftermarket leadership and team have done a fantastic job of growing this business along with its services, products and customer relationships over the past decade since we launched our aftermarket division.

Most Lippert RV products are front and center when it comes to the types of parts that eventually need repair and replacement, a fact which we believe makes our aftermarket strategy very viable because we have significant content on the OEM vehicles, which ultimately drives the choice of replacement products in the aftermarket. The resiliency of the repair and replacement opportunities, particularly in the downturn, should continue to support the strength of our aftermarket and overall business, helping us capture more share in a $10-billion-plus addressable market. A critical driver of our aftermarket has been our customer service and support teams and call center, giving us a major advantage over other aftermarket suppliers. Over 300 specialized support team members are in place to directly engage consumers, dealers, distribution partners and OEM customers across the globe to quickly solve technical problems, helping the consumers spend more time on the road, the water and outdoors rather than in the repair shop.

Additionally, in July, we held our Third Annual Lippert Getaway Event for RVers, this time in Island Park, Idaho. Through events like these, we’re able to speak with the RVing community in person and collect feedback that we leverage to fuel future innovations around products and services. Other customer events like Lippert Scouts, Campground Project, Lippert Ambassadors and product giveaways continue to benefit our relationships with RVers as we work to foster a well-connected community that continues to be a solid champion in so many ways for our brand.

Turning to North American and adjacent markets, third quarter revenues were down 14% compared to prior year, primarily due to the softness in the marine retail environment. Although marine markets have slowed, we remain focused on expanding our marine product catalog with products like a shallow water anchor systems, thrusters, windshields, seating, and electric biminis for all classes of boats, which the electric biminis continue to see rapid adoption and is on its way to becoming a marine industry standard. We are also seeing strength in our other adjacent markets like transit, school bus, rail, utility trailer and building products. We’ve been able to expand into these adjacent areas by leveraging the same core manufacturing competencies we’ve developed over the years in our core businesses.

We have seen great progress on our residential windows, as well as our axles and suspensions for the utility trailer markets. This quarter we are also launching our first transit bus seating products for the largest transit bus manufacturer in North America. This product has a large potential addressable market, over $100 million, with our existing bus customers. All in all, our adjacent market categories have never had more momentum than they do today.

Moving outside North America to our European business, we had another quarter of growth as our international business grew 7% as supply chain headwinds have decreased abroad, driving increased shipments to meet pent-up demand. Our international business continues to be an innovation incubator as we design and market sophisticated products such as pop-tops, windows, bedlifts, doors and skylights. These types of products have the potential to strengthen our competitive differentiation in the US with easy access to our proven European products, designs, and our production facilities there. Once we see a high level of adoption rate of European products by US customers, we’ll work to transition the manufacturing of those products stateside, as we have with our bedlifts, pop-tops and acrylic windows. We look forward to driving further growth internationally as this business continues to contribute to our overall performance and diversification.

Innovation is a key driver of our content growth engine, differentiating our business by bringing new and exciting products to our customers in each of our core markets. With roughly 150 team members in our business dedicated to innovation and product development, we have developed our innovative expertise and resources into a huge competitive advantage. Few peers and competitors have come close to the investment we have made into building out these R&D capabilities. Presently, we are making significant traction with new and existing products such as our hot water heaters and new furnace, which has sparked high demand as Furrion continues to add to our portfolio. Also our Furrion refrigerators and air conditioners have seen double-digit market share gains in the last 12 months. Furrion has also debuted industry-first 18K air conditioner that’s completely grabbed the attention of our OEM as a result of its higher capacity, efficiency and reduced noise levels.

Another new product we’ve recently brought to market is double-pane acrylic doors for refrigerator cabinets, which are being adopted by supermarkets across Europe over the last month. As I mentioned earlier, we consider the best new adjacent market product introduction in years to be our transit bus seat set to ship this year to our largest transit bus customer. Our other innovations continue to perform well as they enter mainstream use, like our brand new hydraulic leveling system, OneControl Auto setup app, independent suspension axles, acrylic windows and built-in shade windows.

Perhaps one of our most pronounced and transformational product launches for the RV and utility industries is our anti-lock braking systems or ABS for short. ABS has not been readily available to the US for RV manufacturers until our most recent cost-effective design. We are making the compelling argument that ABS is the safest option out there for brake technology on all towable RVs. Since launching, we have 14 RV brands committed to or using ABS. Our ABS is engineered and built in Detroit, Michigan by our talented manufacturing and engineering teams.

We also successfully launched the Solera Off-Grid series solar awnings through which we created a solar array integrated with our awnings fabric, capturing the attention of a growing number of off-grid duties. As we keep building on our portfolio, we are finding that each of these innovative products help us better meet a diverse range of customer needs, further increasing Lippert’s presence in the outdoor lifestyle while continuing to grow our content per unit.

As I’ve said many times, our culture of continuous development of our leaders and external contributions to our surrounding communities are part of the foundation that keeps us successful over the long term. We believe the strong culture starts with experienced and caring leaders at the top who are willing to be developed themselves and work to create opportunities for other team members so that they can become leaders in their own right.

Our in-house leadership development programs and coaches give our team members resources in opportunity to grow personally and professionally. Through our efforts to coach and inspire our team members to reach new heights we have achieved an annualized voluntary turnover rate only 25%, which, considering the environment we are in, puts us in the industry best retention category. Throughout this 10-year journey, we have seen that an effective culture leads to higher retention, and higher retention improve the key metrics of our business, which are quality, safety, efficiency and innovation.

Our team comes to work every day, ready to tackle the challenges with a heavy dose of discipline and passion, really amplifying our belief that Lippert can continue to leverage a strong, highly functioning culture with an overwhelming competitive advantage.

Outside of our internal culture, we have also been greatly supporting the communities that surround us in a very meaningful and intentional way. In the first nine months of 2023, Lippert team members performed over 100,000 hours of community service in hundreds of charitable organizations across the globe. Over the course of 2023, approximately 75% of our 12,000 team members participated in at least one serving event. This quarter, in addition to the community service events we do that take place weekly, we collaborated with the Detroit-based nonprofit Life Remodeled. As part of this collaboration, 40 of our Elkhart-based leaders took a bus to Detroit to join our Sterling Heights innovation and electronics team to repair and update the facilities at Life Remodeled. We are pleased to see our company make an impact in the communities we live and work in, and look forward to continuing company-wide impact as we hopefully inspire other companies to do the same along the way.

Regarding capital allocation, to maintain a strong balance sheet, we are keeping our focus on generating significant cash to pay down debt in these challenging operating conditions, while also investing in innovation and operational enhancements such as our automation projects to drive enhanced efficiency, quality and profitability throughout the business. We are still receptive to strategic M&A and have several opportunities in the pipeline, but given the current environment, we are staying focused on keeping a strong balance sheet and making growth investments.

Of course, if a deal is strategic enough and the timing is right, we will not hesitate to acquire as we did this year with Marine Trailer Performance and Besser Pro. As we continue to diligently monitor our expenses, we have significantly pared back our CapEx, which we expect to equal approximately $60 million this year, which is lower than last year by approximately $70 million and targeted on high-return investments, including automation enhancements to our business. All in all, we expect that we will generate in excess of $440 million cash from operating activities in the full calendar year of 2023. We consider that an astounding win considering the challenging industry environment we’ve seen this year.

In closing, I’d like to extend a sincere thank you to all of our team members around the business for their hard work in this tough operating environment. I’m encouraged by the growth I have seen from our team, both personally and professionally, as we continue to work towards long term growth of delivering value for all of our stakeholders. Without our fantastic team members and leaders that contribute to the business in the way that they do, we certainly wouldn’t have the strong business we have today.

I will now turn to Lillian Etzkorn, our CFO, to give more detail on our financial results. Lillian?

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Lillian D. Etzkorn
Chief Financial Officer & Executive Vice President, LCI Industries

Thank you, Jason. Our consolidated net sales for the third quarter decreased 15% to $1 billion compared to the prior year, primarily impacted by a reduction in North American RV production and decreased selling prices, which are indexed to select commodities partially offset by acquisitions. For the month of October, sales were down 1% to $344 million versus October of 2022.

As Jason noted previously, our operational improvement and diversification strategy has partially mitigated the impact seen from lower wholesale shipments in the quarter. While sales in North American RV OEMs declined 27%, sales in our adjacent markets, aftermarket and international businesses only declined 4%. These improvements to our overall strategy have not only significantly reduced the impact from year-over-year declines in the RV business, but have well-positioned Lippert in all facets for sustainable long-term growth.

The decline in the third quarter 2023 sales to North American RV OEMs was again driven by a decrease in wholesale shipments, which was influenced by current dealer inventory levels, inflation and rising interest rates that impacted retail consumers. Content per towable RV unit decreased 11% to $5,192, while content per motorized unit decreased 3% to $3,705 compared to the prior-year period. As Jason indicated in his remarks, the content declines this quarter are largely attributed to index pricing pass-throughs versus the elimination of Lippert content. We have continued to increase our organic content and market share through our focus on innovation. In Q3 2023, this contributed approximately 7% year-over-year growth in content per unit.

Sales to adjacent industries declined 11% versus the prior year. Sales were positively impacted by acquisitions and pricing adjustments to our transportation products and were offset by lower sales in North American marine OEM. Marine content per powerboat decreased 23% to $1,359, primarily due to the price decreases associated with year-over-year declining input costs and changes in product mix. Third quarter 2023 sales in the aftermarket increased 5% compared to the prior-year period, driven by increased repairs and replacements, helping to illustrate the countercyclical nature of the business.

International sales increased 7% year-over-year, including an estimated 2% positive impact of exchange rates for the quarter as European OEMs continued to receive the materials necessary to meet pent-up demand.

Gross margins were 22% compared to 22.4% in the prior-year period, primarily due to the impact of fixed production cost and lower sales volume and the timing of sales price reductions contractually tied to commodity prices. Operating margins decreased compared to the prior-year period, but remained relatively flat sequentially in line with our previously stated expectations. This decrease was primarily driven by lower fixed cost absorption on lower sales and decreased prices index to select commodities. However, we again saw a year-over-year and sequential increase in aftermarket margins driven by decreased material commodity costs and effective fixed cost leverage on a higher sales base.

GAAP net income in the third quarter of 2023 was $25.9 million or $1.02 per diluted share, compared to $61.4 million or $2.40 per diluted share in Q3 of 2022. EBITDA decreased 34% to $78.9 million for the third quarter compared to the prior-year period. Non-cash depreciation and amortization was $98.8 million for the nine months ended September 30, 2023, while non-cash stock-based compensation expense was $14 million for the same period. We anticipate depreciation and amortization in the range of $130 million to $135 million during the full year 2023.

For the nine months ended September 30, 2023, cash generated from operating activities was $389 million, with $50 million used for capital expenditures, $26 million used for business acquisition, and $80 million returned to the shareholders in the form of dividends. Net cash flows from operations were $116 million in the quarter, and as I previously stated, $389 million year-to-date. Operating cash flows were negatively impacted in the quarter by lower sales and partially offset by the positive changes in working capital. The improvements in working capital were led by the initiatives we put in place to decrease inventory, which has resulted in a decrease of $238 million year-to-date. We continue to focus on reducing inventories. And as dealers’ inventories continue to normalize, we expect further improvements to working capital and positive impact to cash flow. We expect net cash flow from operations to be positive in the fourth quarter.

We have made net repayments on our long-term debt of $211 million year-to-date through September 30, including a $30 million repayment on our term loan principal in the third quarter. At the end of the third quarter, we had an outstanding net debt position of $878 million, 3.1 times pro forma EBITDA, adjusted to include LTM EBITDA of acquired businesses and the impact of other non-cash items. As we look forward, we are focused on continuing to maintain a strong balance sheet and targeting a long-term leverage of 1.5 times net debt to EBITDA. In the near term, we are focusing to integrate recently completed acquisitions which we expect to positively impact our operating cash flows in the coming quarter.

For the full year 2023, capital expenditures are anticipated in the range of $55 million to $60 million. As we look to the fourth quarter, this is historically a seasonally softer quarter with fewer production days due to the holidays. We are also expecting additional downtime around the holidays this year. With that, we expect Q4 2023 RV shipments will be between 55,000 and 65,000 units, with the full year estimated range of 295,000 to 305,000 units. Overall, we are expecting a 10% sequential decline in total revenue Q4 versus Q3, with aftermarket seasonally dropping about 15% sequentially. We are projecting positive net income in Q4 along with positive net cash flow from operations.

Looking ahead to full year 2024, we expect RV wholesale shipments to be in the range of 325,000 to 350,000 units and the marine industry to continue to experience softness. The key takeaway for 2024 is that we will continue to grow the aftermarket and adjacent businesses, while the RV industry slowly recovers. We believe Lippert is well equipped with the right strategy in place to maintain long term profitability and value for our shareholders. We remain confident in our ability to achieve growth as our investments in innovation, our business and our team continue to yield results.

That is the end of our prepared remarks. Operator, we’re ready to take questions. Thank you.
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QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] Our first question comes from Kathryn Thompson from Thompson Research Group. Kathryn, please go ahead.

<Q – Kathryn Thompson – Thompson Research Group>: Hi. Thank you for taking my questions today.

<A – Jason Lippert – LCI Industries>: Morning.

<Q – Kathryn Thompson – Thompson Research Group>: When we look forward – and I appreciate the color that you look into Q4 for results. And a trend that we’re seeing is overall less bad, while 10% sequentially down is pretty close to where we had expected. I think the bigger picture that we’d like to get a little bit more color in in terms of what do you think from Elkhart Open House, and what does this mean for dissipating trends of the big declines that we’ve seen over the past few years?

<A – Jason Lippert – LCI Industries>: Yeah. I think that, Kathryn, you look at where we’re – we’re kind of looking at 2024 as a 325,000 to 350,000-unit run rate. I think the hidden gem in there for us is that we’re probably going to end the year actually building only about 285,000 units. So even if we hit the low end of that scale next year, I mean, we’re talking about adding 40,000 units and you can do the math on the content plus our $185 million and market share and organic growth. So just on the RV side, there’s a good opportunity for us.

We think it’ll creep back slowly. If you look at the last eight years, the average wholesale unit shipments are around 430,000 units. We’ve got a couple of years of COVID baked in there so it might be a little high. But I think we’re slowly going to creep over the next couple of years back up to that 400,000 mark. It’s not going to happen all at once, but that’s kind of the color we have on 2024. And I think that the most important thing for everybody to realize is that there we did not – if we end up at 300,000 or 310,000 wholesale units this year, that is not what we as a supplier built, because there was a lot of flow-through units that were sitting on the OEMs’ properties in November, December that got carried over and sold into the first quarter or second quarter of this year. So it will actually be a benefit for us even if wholesale stays the same next year because we’ll just build more units.

<Q – Kathryn Thompson – Thompson Research Group>: Okay. And also, you may have covered this in prepared commentary. Apologies if I missed it. But could you clarify on the – is the year-over-year decline in content per unit both for trailer and RV? How much of that is just commodity pricing versus just volumes and any other factors?

<A – Jason Lippert – LCI Industries>: Nearly 1000 of it was index pricing that came down.

<A – Lillian Etzkorn – LCI Industries>: Kathryn, it’s Lillian. From an organic perspective, what we’re seeing on the towables is roughly about 7% organic year-over-year growth. And that’s pretty consistent with what we have been seeing in prior quarters. So the content story is still there. We’re growing content, increasing market share. It really is that commodity pass-through that also, as a reminder, does have a lag. There’s typically couple of quarters of a lag in there by the time the pricing does flow up or down with the commodities.

<Q – Kathryn Thompson – Thompson Research Group>: Okay, great. Thanks so much.

Operator: Thank you. Our next question comes from Scott Stember with ROTH MKM. Scott, please go ahead.

<Q – Scott Stember – ROTH MKM>: Good morning, and thanks for taking my questions.

<A – Jason Lippert – LCI Industries>: Morning.

<A – Lillian Etzkorn – LCI Industries>: Morning.

<Q – Scott Stember – ROTH MKM>: When you guys talk about content, when you factor in the indexing, I guess the implied pricing on the 24 units at the OEM and dealer level, and these $85 million of – or the half of the $185 million worth of content gains. Where do you see towable content actually coming in at within the next few quarters once indexing has finally worked its way through?

<A – Lillian Etzkorn – LCI Industries>: Yeah, so Scott, I think we’re going to still see for the next couple of quarters the indexing still working through; fourth quarter will still be pretty heavy. It’ll start tapering off as we get into Q1 or Q2, Q3 next year, where we’ll start to see some sequential mitigation, I guess you could say. So it’s going to take a few quarters. And I’d say probably net net going to stabilize as you start having organic growth offsetting the index pricing.

<A – Jason Lippert – LCI Industries>: And just add to that, we’re going to we’re going to see more organic content go into vehicles. I think the big question mark is just are they going to start building smaller vehicles or smaller units over the course of the next couple quarters while they drain some of the higher end fifth wheel and motorhome inventory out, that stuff’s moving a little bit slower. So obviously if we build more parts and content for smaller units, then the overall content goes down a little bit. But other than that, we anticipate continuing to take the innovation that we have built and continue to plug it into all the new builds in the coming quarters.

<Q – Scott Stember – ROTH MKM>: Got it. And what are you hearing from the OEMs regarding what 2024 pricing will look like? Obviously, a lot of reports of high-single-digits, low-double-digit declines. But what are you hearing, or is it a little bit too soon to draw a conclusion?

<A – Jason Lippert – LCI Industries>: I think that’s consistent with what we’ve heard. I think the big challenge is to make sure that with dealer inventories being lower, that they start getting some product on their lots. I mean, what we’re hearing is that there’s a lot of people showing up on lots and the dealers don’t have what they want. And orders are going to be backed out with the seasonality coming and the downtime and some of the backlog that’s already plugged into the system. I mean, the OEMs have some decent backlogs already, but they’re on small run rates. And we’ve got this downtime coming up. So I think that what you heard single-digits, low-double-digit reduction in ASP is probably the same information and intelligence we’ve heard thus far. And it’s probably likely to happen.

<Q – Scott Stember – ROTH MKM>: Got it. And then last question on October would be essentially flat sales, I guess, when you strip out what marine is doing, RV is doing, you have the aftermarket. But within the pure adjacency non-marine, it seems like there is some pretty big movement there to the positive side. Does the transit bus business, is that in there or is there something else that’s really starting to pop up early in the quarter that we should be looking at?

<A – Jason Lippert – LCI Industries>: Yeah, the transit bus, new product we spoke of, the seats, that’s happening in this quarter. So it wouldn’t really be baked into October’s numbers. But there’s a lot of puts and takes on the adjacent side with respect to all the different businesses that we operate there and we usually don’t get too granular. But what we can say is that the business on the aftermarket and adjacent side of our business is going along at a pretty good clip. And we’ve seen a lot of great momentum. And what’s probably most helpful to our business is that the performance is as high as it’s and good as it’s ever been there. So our focus is on continuing that momentum into the future quarters because it’s really delivering some strong performance back to the total business bottom line.

<Q – Scott Stember – ROTH MKM>: Got it. That’s all I have for now. Thank you.

<A – Jason Lippert – LCI Industries>: Thanks, Scott.

Operator: Thank you. Our next question comes from Mike Swartz from Truist Securities. Mike, please go ahead.

<Q – Mike Swartz – Truist Securities, Inc.>: Hey. Good morning, guys. Just a quick question on the third quarter. I think back when we last talked in August, you had kind of implied that third quarter earnings would be similar to the second quarter. Obviously, that came in a little lower. So I guess what were some of the things that I guess went against your outlook that you provided in early August?

<A – Lillian Etzkorn – LCI Industries>: Yeah. Hi. Good morning, Mike. It’s Lillian. I think probably the biggest delta from the outlook that we had in August is the sales came in lighter, and really that just drops through to the bottom line and is the main driver of what you saw from our projections and the soft guidance that we gave. I think overall, the business did well in terms of the overall performance, maintaining the margin, aftermarket especially strong. It just was a matter that the volumes came in softer than expectations.

<A – Jason Lippert – LCI Industries>: And we’ve been working quarter after quarter after reducing some of the higher material costs and freight layers we’ve got in our inventories. And obviously, the slower the volume moves along, the longer it takes to get rid of that. But we’re slowly chipping away at it.

<Q – Mike Swartz – Truist Securities, Inc.>: Okay. Thank you. That’s helpful. And then just on the quarter as well SG&A costs were kind of in line year-over-year or actually in line with the last two years, yet revenue was, I think, about $200 million lower. Is that a factor of just business mix or are there investments that are going through there? I’m just trying to understand why I guess there wasn’t a little more leverage or deleverage on that line?

<A – Lillian Etzkorn – LCI Industries>: Yeah. No. Fair question. And one of the things that does run through our SG&A here are the transportation costs, the outbound transportation for the aftermarket business. So while we have been making I’d say really good progress in terms of reducing kind of the G&A elements of the SG&A with various reductions and cost initiatives, people initiatives, et cetera, as the aftermarket business has increased year-over-year and continues to grow this year, we’ve incurred higher transportation costs, and that’s really a lot of what you’re seeing coming through that line.

<Q – Mike Swartz – Truist Securities, Inc.>: Okay, perfect. And just final one for me, I think you had mentioned for the fourth quarter, you expect net income to be positive. Obviously, there’s a wide range of outcomes there. But is the expectation for the full year still to do the roughly mid-single-digit in EBIT margin or is it now lower?

<A – Lillian Etzkorn – LCI Industries>: So what I’d say, I mean, obviously with the third quarter coming in a little bit softer we saw the lower margins, and we’re not seeing much more to change in the fourth quarter right now to rebound there. So I’d say we’re looking at the lower end on the margins as we look at the full year. When you think of the different business segments and we’re obviously seeing some very strong performance on the aftermarket side with almost 15% margins there, when we look at the OEM segment that’s in the low-single-digits. And frankly, we need some volume there in order to be able to convert more attractive margins.

<A – Jason Lippert – LCI Industries>: And part of it’s been the choppiness too, in which we’re receiving orders in the core part of our business on the RV side. So it’s been a really inefficient way to do business the last couple of quarters and we anticipate that it will be pretty similar, the same in Q4. So if you – if you take a low single digit positive number for Q4 on operating margins and look at the last three quarters, you can kind of see where we’re going. But we’re from a G&A standpoint, a cost standpoint, we’re set up really good for next year, assuming that the OEMs start to start to build just a little bit more and get more consistent on their production schedules and what they give us week to week.

<Q – Mike Swartz – Truist Securities, Inc.>: Great. Thank you.

Operator: Thank you. Our next question comes from Fred Wightman from Wolfe Research. Fred, please go ahead.

<Q – Fred Wightman – Wolfe Research LLC>: Hey, guys. Good morning. Jason, just to follow up on that sort of lack of visibility from OEMs. I mean, are you seeing an uptick in the competitive environment from suppliers just bidding for some of these contracts, given that lack of visibility? And today, has it gotten better or worse, sort of unchanged versus where it was last quarter and does it vary across some of the core components like chassis versus some of the ancillary products?

<A – Jason Lippert – LCI Industries>: Yeah. That’s a great question. I think that I’d say for a lot of suppliers that are in the commodity segments of the business on the supply side, I think that that – your statement is probably pretty true, there probably is some elevated competitiveness. But on a lot of our products, whether you look at chassis or windows or awnings, you look at leveling systems and slide-on mechanisms and furniture and all the complex systems that we sell, solutions we sell to the OEMs, these things are yearlong commitments that generally the decisions are made in May, June, July. And they last for a full year, those commitments.

So on commodities, they’ll change kind of midstream because it really doesn’t impact the buyer or the consumer. But on components like ours, where we’re making bigger commitments on raw materials and things like that, but they’re also more integral, complex solutions and components for the RVs, those tend to be at least a year long, in some cases more. And I would tell you that almost all the components we supply in the business are – fit into that complex, sophisticated solution category that we’re getting longer commitments on.

So for us, it’s not really – yeah, there’s always talk of competitiveness and we always have to be ready for the next season of bidding, which will start spring time next year. But we feel really comfortable where we’re at and we’ve – you look historically and we’ve really done well, growing organically, adding new innovation. And that innovation is part of what keeps our bundles together because we’re always coming up with new product that the OEMs are interested in for the next season.

<Q – Fred Wightman – Wolfe Research LLC>: Makes sense. And then just to come back to the wholesale expectations for 2024, was that 325,000 to 350,000 number an actual shipment number or was that a run rate comment? And then what do you sort of have baked in there for a retail assumption? Are we getting back to one-to-one retail wholesale next year?

<A – Jason Lippert – LCI Industries>: Yeah, good question. I think the 325,000 to 350,000 is what we think actual is going to be next year. It could come in anywhere in that range. I think anything over 350,000 is a little bit ambitious. But on the retail side, we feel that at least for the next couple of quarters, it’s probably not going to be a one-to-one replacement. We feel that – just been talking to a lot of – I mean, I’m talking to dealers every week or people are talking to dealers and OEMs every week and it just doesn’t feel like they’re ready to replace one-for-one yet, which is good and bad. It’s going to put the dealers in a spot real soon where they need they need to reload and order some inventory for the spring selling season because these customers, they’re coming in today and don’t have what they need in the last when they start coming in in droves and when it comes close to the spring or summer selling season, dealers are going to need products.

So I think that you could probably count on – we’re counting on retail being a tick up from the 325,000 to 350,000. We don’t really have a firm number there. We just don’t think it’s going to be one-for-one maybe fall time next year when dealer inventories are in a much tighter spot than what they are today. Is that helpful?

<Q – Fred Wightman – Wolfe Research LLC>: That’s perfect. Thank you.

Operator: Thank you. Our next question comes from Daniel Moore from CJ Security (sic) [CJS Securities] (00:42:34). Daniel, please go ahead.

<Q – Dan Moore – CJS Securities, Inc.>: Thank you. Good morning, Jason. Good morning, Lillian.

<A – Jason Lippert – LCI Industries>: Morning.

<A – Lillian Etzkorn – LCI Industries>: Morning.

<Q – Dan Moore – CJS Securities, Inc.>: Given kind of – I guess, one on longer term and one shorter term. Given the right-sizing measures and automotive investments you’ve made, how do we think about incremental operating margins in RV OEMs specifically as shipments, when they do start to recover, be it summer or fall, spring 2025, whenever it is, how should we kind of think about incrementals over the next couple of years? Any meaningful change versus kind of the historic algo.

<A – Lillian Etzkorn – LCI Industries>: Yeah. Hey, good morning, Dan. I’d say probably still pretty consistent with historical kind of in the mid 20s is what we see on those incrementals. We’re still obviously looking to do the automation, integrate and take right-sizing action, but that really is making sure that we’re staying pace with the industry and the capacity needs to support our customers. So you’ll still continue to see that conversion in the mid-20s.

<A – Jason Lippert – LCI Industries>: And from a cost structure standpoint coming into next year we’ve obviously been working cost structure down across the business over this entire year. We’ll continue to do that through the next couple quarters of softness. But I think we’ll be set in a much better cost structure position next year as this business starts out. And then when you look at automation specifically, we’ve added a lot of automation. We just finished with a $70 million window project that was – that the final implementation happened in September. So obviously during a time like this, when you put that kind of fixed cost structure in place with low volume, it’s a little bit of a drag. But when business starts to pick up and we need labor, that’s where those investments really kick in. And we’re in a cyclical business, so we’re in a down part of the cycle right now. And it’s always a temporary blip. So we will have that fixed cost drag on some of our automation investments for a really short period of time. But then it really picks up and helps add down the road. After every bust, there’s a boom in this business. And we’re preparing for the boom right now.

<Q – Dan Moore – CJS Securities, Inc.>: Helpful. And then just trying to drill in a little bit more on the comments around Q4 and appreciate the commentary on the visibility. From a gross margin perspective, obviously with a little bit lower volume, a little bit lower absorption, do we assume we’d take a bit lower – any comments around what either gross or operating margin range might look like for Q4. Thank you again for the color.

<A – Lillian Etzkorn – LCI Industries>: Yeah. So what I would say as we look to Q4, pretty consistent there down in terms of the margins, might be a little bit lower again to the point that you raised as you have lower volumes because of the seasonality, you have a little bit less of the fixed cost absorption. So that will be a drag on the margins. But really nothing extraordinary, I’d say, in the fourth quarter aside from really the impact from those reduced volumes and the lower absorption.

<Q – Dan Moore – CJS Securities, Inc.>: Understood. Thank you.

Operator: Thank you. Our next question comes from Bret Jordan with Jefferies. Bret, please go ahead.

<Q – Bret Jordan – Jefferies LLC>: Hey, good morning, guys.

<A – Jason Lippert – LCI Industries>: Morning.

<Q – Bret Jordan – Jefferies LLC>: On the content subject, I think you said you don’t expect much impact from de-contenting, it’s more just the index pricing. The Open House in Elkhart sort of seemed like that really the theme was lower price point units, and I saw a lot of manual leveling systems versus powered. So I guess as they shift what they’re making, what is your offset? What are you adding that’s replacing what might be a manual jack instead of an electric jack to keep that content number stable outside of the index price.

<A – Jason Lippert – LCI Industries>: Oh I could talk for hours about this. This is my favorite subject. Well, as I mentioned earlier in one of the previous questions, for sure, there’s a lot of high end fifth wheel and toy hauler and motorhome inventory out there that’ll just – it’s going to – it’s going to be a drag on the next quarter or two. So there will be – I mean, and there is today a focus on some of the more entry-level units with lower price points and things like that to hit the consumer sweet spot. So, I would say when it comes to what are we doing to replace, I would say the electric leveling systems, to your point, we’re putting more of those on units than we ever have. If you look at ABS brakes, like I mentioned in our prepared remarks, that’s just kind of hit the scene in the last 12 months. And consumers and dealers and OEMs are all running to start putting those on units. So if you look at just an ABS system that goes on a small trailer because these ABS systems will hit every unit eventually and it’s appropriate for any price point. But it’s another $300 or $400 of content per unit just on the small trailers.

You look at some of our jack systems, our integrated blind systems, I mean, we’re adding content in just about every core product that we have. But I think with some of our AR suspensions, our independent suspensions, our customers are looking at those things. We’re putting feature and content on awnings. So as I’ve always said on the calls, I mean, I think to create value for these brands that all seem to look alike and act alike in the marketplace, it’s hard to tell RVs apart sometime when you’re looking at two different brands of trailers. Where they differentiate is a lot of the things that we can upgrade on features and benefits on each of our components, whether it’s a leveling system or an axle or a window or a piece of furniture. The chassis there’s not too much to differentiate and add content on. But when you look at literally everything else we sell there’s upgrade opportunities there. So that’s what our teams are working on. And really what a big chunk of that $185 million of added content and market share growth is for next year.

<Q – Bret Jordan – Jefferies LLC>: Okay. And then I think you’ve mentioned, I think specifically THOR saying they are not getting into chassis. Is anybody else pushing in that category? I mean, seems like a lot of noise around the chassis, but is that just – is your share stable there?

<A – Jason Lippert – LCI Industries>: Yeah. I think it’s just a lot of false reporting or just misreporting. So there is no noise or chatter there. THOR launched an innovation tent where they had a chassis there. I think that’s where a lot of the noise came from. All they did was try to show for electric vehicles when it comes to towing something lighter that they’ve got some ideas around how to make a lighter chassis, which is obviously a big piece of the weight. But I think it got misunderstood from that point forward.

But yeah, and the chassis is it’s hundreds of millions in investment. It’s not a small – it’s not a small chunk of change. So if they get into it, it’s not just doing it right and all the complexities that come with manufacturing and making a profit on it, but just all the equipment and facility and people resources that go in place to make it work. So I hope that answers your question.

<Q – Bret Jordan – Jefferies LLC>: And then quick final question, housekeeping. A quick housekeeping question. I guess, on the covenant waivers you got earlier in the year, if the fourth quarter is going to be slightly profitable, and then I think you talked about the next couple of quarters shipments probably being below retail. Are you good on current covenants going into 2024, or is that something you have to revisit?

<A – Lillian Etzkorn – LCI Industries>: Bret, we’re comfortable with our covenants. Obviously that’s something that we keep track of very closely in cyclical times like these, but we’re comfortable with where we are with the covenants.

<Q – Bret Jordan – Jefferies LLC>: Okay, great. Thank you.

<A – Jason Lippert – LCI Industries>: Thanks.

<A – Lillian Etzkorn – LCI Industries>: You’re welcome.

Operator: Thank you. Our final question comes from Brandon Rollé from D. A. Davidson. Brandon, please go ahead.

<Q – Brandon Rollé – D. A. Davidson & Co.>: Good morning. Thank you for taking my question. Just first...

<A – Jason Lippert – LCI Industries>: Morning.

<Q – Brandon Rollé – D. A. Davidson & Co.>: Now, we’ve picked up from dealers noting rust on some of the chassis that have been sitting on lots or RVs that have been sitting on lots, typically that would be covered under warranty for 12 months plus. Is there any warranty implications down the road we should be mindful of?

<A – Jason Lippert – LCI Industries>: Not that I’m aware of, no. And rusting chassis with the powder coat isn’t completely abnormal. We upgraded our paint systems from a wet coat system to a powder system in early 2000, so that improved our performance on warranty for paint, specifically on chassis. But I wouldn’t, I wouldn’t pay much attention to it. We take care of those as they come through.

<Q – Brandon Rollé – D. A. Davidson & Co.>: Okay, great. And just finally, Camping World had indicated on their call or actually called for maybe a diversification of sourcing for chassis, furniture, or maybe some other items as well within the content of the RV, where do you see any risk to your market share? And players like Nordco have been gaining share with Forest River and aggressively investing in capacity and their workforce. Do you feel like anything could change in the chassis landscape over the next year, and would you need to lower pricing potentially in order to maintain share?

<A – Jason Lippert – LCI Industries>: Yeah. I think – just to be clear, our chassis share has remained neutral over the last 12 months. So I don’t know where that’s coming from. With respect to Camping World’s comments, yeah, I did read that and hear that. But I’d say Brandon, that’s something that’s been in the airspace for years and years and years. I mean, there’s always a clamoring for more competitive opportunities here. There’s a lot of people who get in the business and get out of it, get in it and stay in it in a small way. And that happens year in and year out, whether it might be a customer or vertical, but we’re very, very comfortable competing in all these spaces. I think our competitive advantages are, like I said, our people, our facilities or some of our automation and really our 25 years of building a lot of these products, that really gives us a competitive advantage and a step above what other people that are new coming into and trying to figure it out.

So we’ve had to compete on our own two feet for quite a long time and a lot of different areas. And it’s on us every day to come, bring the best value, be the most competitive -whether it’s a bundle of products or just on a singular product, we’ve got to come in and play that game every day. And that’s part of, I think, what makes us who we are.

<Q – Brandon Rollé – D. A. Davidson & Co.>: Great. Thank you.

Operator: Thank you. That is the end of the Q&A session. So I will now hand back over to Jason Lippert for closing remarks.
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Jason Douglas Lippert
President, Chief Executive Officer & Director, LCI Industries

Just want to thank everybody for tuning in today. Look forward to talking next quarter. Thanks everybody for joining. See you. Bye-bye.

Operator: This concludes today’s call. Thank you for joining. You may now disconnect your lines.
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